EXHIBIT 21
Atmus Filtration Technologies Inc.
Subsidiaries of the Registrant

Entity Name	Country or State of Organization

Atmus Filtration International Corporation, Australia Branch	Australia
Atmus Filtration Belgium BV	Belgium
Atmus Filtration Brasil Ltda.	Brazil
Atmus Filtration (Shanghai) Co. Ltd.	China
Shanghai Fleetgaurd Filter Co. Ltd.	China
Atmus Filtration Products and Equipment (Shanghai) Co., Ltd.	China
Fleetguard Colombia SAS	Colombia
Atmus Filtration France SARL	France
Atmus Filtration Germany GmbH	Germany
Filtrium Fibertechnologies Pvt. Ltd.	India
Fleetguard Filters Pvt. Ltd.	India
Filt Red Technologies India Private Limited	India
Fleetguard Italy S.r.l.	Italy
Atmus Filtration International Corporation, Japan Branch	Japan
Atmus Filtration Belgium BV, Lebanon Branch	Lebanon
CMI Filtration México Comercializadora, S. de R.L. de C.V.	Mexico
CMI Filtration México Manufactura, S. de R.L. de C.V.	Mexico
Fleetguard Poland sp. z o.o.	Poland
Fleetguard Filtration Pte. Ltd.	Singapore
Atmus Filtration International Corporation, South Africa Branch	South Africa
Atmus Filtration Korea Ltd.	South Korea
Cummins Filtration Sarl, Sucursal en Espana	Spain
Fleetguard UK Limited Merkezi İngiltere Izmir Merkez Şubesi	Turkey
Fleetgaurd UK Limited	United Kingdom
Atmus Filtration Inc.	Indiana
Atmus Filtration International Corporation	Indiana
Atmus Filtration IP Inc.	Delaware
Fleetguard USA NewCo LLC	Delaware
Fleetguard US Singapore LLC	Delaware
Koch Filter Corporation	Kentucky